Frontier Financial Corporation Elects Early Adoptions of SFAS 159 and 157

EVERETT, WA -- 04/17/2007 -- Frontier Financial Corporation (NASDAQ: FTBK), has elected early adoption of Statements of Financial Accounting Standard (SFAS) 157 and 159, effective January 1, 2007. SFAS 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principals (GAAP), and expands disclosures about fair value measurement. SFAS 159, The Fair Value of Option for Financial Assets and Financial Liabilities, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Following the initial fair value measurement date, ongoing unrealized gains and losses on items for which fair value reporting has been elected are reported in earnings at each subsequent financial reporting date. Under SFAS No. 159, fair value reporting may be elected on an instrument-by-instrument basis, and thus companies may record identical financial assets and liabilities at fair value or by another measurement basis permitted under GAAP.

After a detailed analysis of SFAS No. 159 by the Corporation's Asset/Liability Committee, the Corporation elected to adopt SFAS No. 159 in connection with a restructuring of a portion of its balance sheet. This restructuring is intended to adjust the asset-liability structure of the balance sheet to respond more effectively to potential interest rate changes reflected in the current yield curve.

Upon the adoption of SFAS 159, the Corporation selected the fair value measurement options for various existing financial assets and liabilities, including certain available-for-sale securities and Federal Home Loan Bank (FHLB) advances.

The available-for-sale securities totaled $49.0 million of its available-for-sale investment securities. The securities chosen for the fair value measurement option were those with the least attractive yield, cash flow and interest rate risk characteristics. The initial fair value measurement of the securities elected for SFAS 159 adoption resulted in a $640 thousand adjustment, net of tax, recorded as a reduction in beginning retained earnings as of January 1, 2007. Under SFAS 159, this one-time charge will not be recognized in current earnings. While the adjustment to retained earnings is a permanent adjustment, there is no material impact to shareowners equity because the Corporation had already recorded the market value adjustment in "accumulated other comprehensive income" at December 31, 2006. Regulatory capital, which excludes the comprehensive loss, will be reduced by the adjustment to retained earnings. However, the Corporation's capital significantly exceeds the capital levels required to be classified as well-capitalized, and the reduction in retained earnings resulting from the adoption of SFAS No. 159 will have minimal effect on the Corporation's currently regulatory capital ratios. In future purchases of securities we may elect on an instrument-by-instrument basis to value the securities using the fair value accounting treatment or that permitted in SFAS 115 for securities in available-for-sale status.

The FHLB advances totaled $60.0 million. The initial fair value measurement of the FHLB advances elected for SFAS 159 adoption resulted in a $1.6 million adjustment, net of tax, recorded as a reduction in beginning retained earnings as of January 1, 2007. Under SFAS 159, this one-time charge will not be recognized in current earnings.

As a result of the fair value measure election for these securities and advances, the Corporation recorded gains in first quarter earnings of $385 thousand. We believe that the adoption of the standard will have a positive impact on our ability to manage interest rate risk and potentially benefit net interest income during the remainder of 2007 as well as future years. Although the Corporation's financial position remains substantially the same after this transaction, as a result of the restructure the Corporation expects net interest income to increase by approximately $1.2 million on annual basis.

Frontier will report complete first quarter results after the market closes on Tuesday, April 24, 2007.

Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

Information herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A variety of factors could cause Frontier Financial Corporation's actual results to differ from those expected at the time of this release. Investors are encouraged to read the SEC report of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2006, for meaningful cautionary language discussing why actual results may vary from those anticipated by management.

Contact:
John J. Dickson
President and CEO
425-514-0700

Lyle E. Ryan
President & CBO
Frontier Bank
425-514-0700

FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, WA 98204